Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2026 Results

Income from operations at NRS, Fintech and net2phone segments increase by 35%, 97% and 94%, respectively

Record quarterly levels of consolidated gross profit, Adjusted EBITDA* and Adjusted EBITDA margin*

NEWARK, NJ — December 4, 2025: IDT Corporation (NYSE: IDT), a global provider of fintech and communications solutions, today reported results for the first quarter of its fiscal year 2026, the three months ended October 31, 2025.

1Q26 HIGHLIGHTS

Throughout this release, unless otherwise noted, results for the first quarter of fiscal year 2026 (1Q26) are compared to the first quarter of fiscal year 2025 (1Q25).

●	Segments

○	NRS

■	Recurring revenue: +22% to $35.3 million;
■	Income from operations: +35% to $8.9 million;
■	Adjusted EBITDA*: +33% to $10.3 million;
■	‘Rule of 40’* score: 50;

○	Fintech

■	BOSS Money digital revenue: +20% to $27.9 million;
■	Fintech total revenue: +15% to $42.7 million;
■	Income from operations: +97% to $6.4 million;
■	Adjusted EBITDA: +87% to $7.5 million;

○	net2phone

■	Subscription revenue: +10% to $23.0 million;
■	Income from operations: +94% to $1.9 million;
■	Adjusted EBITDA: +44% to $3.6 million;

○	Traditional Communications

■	Revenue: (0.5)% to $219.5 million;
■	Income from operations: +1% to $15.8 million;
■	Adjusted EBITDA: +2% to $18.9 million;

●	IDT Consolidated

○	Revenue: +4% to $322.8 million;
○	Gross profit / margin: +10% to $118.2 million / +180 bps to 36.6%;
○	Income from operations: +31% to $30.9 million;
○	Net income attributable to IDT: +30% to $22.3 million;
○	GAAP EPS: Increased to $0.89 from $0.68;
○	Non-GAAP EPS*: Increased to $0.94 from $0.71;
○	Adjusted EBITDA: +26% to $37.9 million;
○	CapEx: +10% to $5.8 million;
○	Repurchases of IDT Common Stock: 158 thousand shares for $7.6 million

*This release discloses certain Non-GAAP financial measures [Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP EPS, NRS ‘Rule of 40,’ and adjusted net cash provided by operating activities] as well as certain Key Performance Metrics [net2phone subscription revenue, NRS monthly average recurring revenue per terminal, and BOSS Money digital and retail transactions, average BOSS Money revenue per transaction, and BOSS Money digital channel send volume.] Please see the explanations of those measures and metrics, the reasons for their inclusion and reconciliations of non-GAAP measures to their closest GAAP measures at the end of this release.

1

REMARKS BY SHMUEL JONAS, CEO

IDT delivered consolidated revenue growth and record levels of gross profit and Adjusted EBITDA in the first quarter. NRS led the top-line expansion, while all three of our growth segments reported strong bottom-line results. Our Traditional Communications segment again provided steady cash generation.

NRS recurring revenue increased 22% year-over-year, helping to drive a 35% increase in income from operations and a 33% increase in Adjusted EBITDA. This quarter we continued to launch and build-out innovative premium services – delivery integrations, couponing, and product data scan programs to name a few. Our premium offerings are becoming important growth drivers, and factored into the large increase in average recurring revenue per terminal* this quarter. There is tremendous opportunity for additional, long-term growth through innovation both in NRS’s current and in adjacent markets.

At BOSS Money, our digital channel continues to outperform retail, and that trend may accelerate as implementation of the new federal excise tax on cash remittances begins on January 1st. The Fintech segment’s income from operations and Adjusted EBITDA nearly doubled year-over-year, aided by BOSS Money’s increasing operating leverage and the enhanced profitability of other, smaller Fintech initiatives. Our push to integrate tailored AI and machine learning into BOSS Money customer service and fraud detection activities have helped to significantly improve unit economics. Looking ahead, we will soon introduce the first generation of the BOSS Wallet, enabling our U.S. customers to share cash and receive rewards.

During the quarter, net2phone began offering its AI agent to both our existing and new customers, and added our Coach AI solution at the quarter’s end. Increasingly, our customers are ordering multiple net2phone offerings to enhance their operations and streamline workflows. As a result, we have pivoted from stand-alone product offerings to holistic solutions comprised of multiple offerings tailored to customers’ communications and workflows. This approach plays to net2phone’s product and distribution strengths, and we are very excited about the potential as we continue to add AI solutions.

On a final note, the Delaware Supreme Court in a ruling issued yesterday affirmed the decision of the Court of Chancery dismissing all claims against IDT in the Straight Path class action suit, and we are very pleased that this case has now been favorably resolved.

2

1Q26 RESULTS BY SEGMENT

National Retail Solutions (NRS)

(in millions except for active POS terminals, payment processing accounts, recurring revenue per terminal, and gross profit margin)	1Q26	4Q25	1Q25	1Q26-1Q25 (% Δ)
Terminals and payment processing accounts
Active POS terminals	37,900	37,200	33,100	4,800
Payment processing accounts	27,300	26,500	22,700	4,600

Recurring revenue
Merchant Services & Other	$23.8	$21.8	$17.2	+38%
Advertising and Data	$7.3	$6.8	$8.5	(15)%
SaaS Fees	$4.2	$4.1	$3.3	+30%
Total recurring revenue	$35.3	$32.6	$28.9	+22%
POS Terminal Sales	$1.8	$1.7	$1.4	+26%
Total revenue	$37.1	$34.3	$30.4	+22%

Monthly average recurring revenue per terminal*	$313	$299	$295	+6%

Gross profit	$33.5	$30.5	$27.6	+21%
Gross profit margin	90.2%	88.9%	91.0%	(80) bps
Technology & development	$2.7	$2.3	$2.0	+33%
SG&A	$21.9	$20.0	$19.0	+15%
Income from operations	$8.9	$5.8	$6.6	+35%
Adjusted EBITDA	$10.3	$9.5	$7.7	+33%
CapEx	$1.6	$1.3	$1.2	+32%

NRS Take-Aways

●	NRS added approximately 800 net active terminals and net payment processing accounts during 1Q26. The net additions in 1Q26 reflected the expected seasonal churn of retailers that were active in the summer as well as other non-seasonal drivers. NRS has begun to implement initiatives to address non-seasonal churn and boost new sales.

●	NRS continues to expand retail delivery options for participating merchants. Earlier in CY 2025, NRS partnered with DoorDash and began the process of activating priority NRS retailers. Participating NRS stores with the DoorDash direct integration are seeing meaningful increases in revenues and order volumes. During 1Q26, NRS also launched a direct integration service with Grubhub and the process of store activation with participating NRS retailers is now underway.

●	The year-over-year increases in Merchant Services (+38%) and SaaS Fees (+30%) revenue more than offset a decline in Advertising & Data revenue (-15%) to drive average recurring revenue per terminal to $313 from $295. Merchant Services primary growth drivers include the increase in active payment processing accounts, increased customers’ utilization of credit and debit cards versus cash, and increased same-store sales. SaaS Fees growth drivers include the increase in active terminals and increasing retailer adoption of premium terminal software plans and services.

3

●	The year-over-year decrease in Advertising & Data revenue reflects, in part, the industry-wide decline in CPMs resulting from the expansion of inventories as leading streaming services have launched ad-supported tiers. The sequential revenue increase was driven by NRS’s direct channel sales.

BOSS Money and Fintech Segment

(in millions except for average revenue per transaction and gross profit margin)	1Q26	4Q25	1Q25	1Q26-1Q25 (% Δ, $)
BOSS Money Transactions*	6.6	6.6	5.6	+18%
Digital channel	5.5	5.5	4.5	+22%
Retail channel	1.1	1.1	1.1	0%

Fintech Segment Revenue
BOSS Money	$38.3	$38.2	$33.7	+14%
Digital channel	$27.9	$27.6	$23.3	+20%
Retail channel	$10.4	$10.6	$10.4	+0%
Other	$4.4	$3.9	$3.4	+31%
Total Fintech Segment Revenue	$42.7	$42.1	$37.1	+15%

Average BOSS Money revenue per transaction*	$5.79	$5.81	$6.01	(4)%

Fintech Segment
Gross profit	$25.5	$24.9	$21.6	+18%
Gross profit margin	59.8%	59.1%	58.2%	160 bps
Technology & development	$2.5	$2.3	$2.3	+9%
SG&A	$16.7	$17.8	$16.1	+4%
Income from operations	$6.4	$4.8	$3.2	+97%
Adjusted EBITDA	$7.5	$5.5	$4.0	+87%
CapEx	$0.8	$0.8	$1.1	(23)%

BOSS Money and Fintech Take-Aways:

●	Digital channel send volume*, namely, the amount of principal transferred by BOSS Money customers using the BOSS Money and BOSS Revolution apps, increased by 34% in 1Q26 compared to 1Q25 reflecting both the increased transaction volume and increased average dollars sent per transaction.

●	The Fintech segment’s robust income from operations and Adjusted EBITDA growth was driven by BOSS Money transaction growth and decreases in unit digital sales chargebacks, payout commission, and other operating costs.

4

net2phone

(Seats in thousands. All others except gross profit margin in millions)	1Q26	4Q25	1Q25	1Q26-1Q25 (% Δ, $)
Seats	432	422	406	+7%

Revenue
Subscription revenue*	$23.0	$22.2	$21.0	+10%
Other revenue	$0.4	$0.5	$0.6	(34)%
Total Revenue	$23.5	$22.8	$21.6	+9%

Gross profit	$18.7	$18.1	$17.1	+10%
Gross profit margin	79.9%	79.5%	79.0%	+90 bps
Technology & development	$3.0	$3.0	$3.0	+3%
SG&A	$13.7	$13.3	$13.1	+5%
Income from operations	$1.9	$1.5	$1.0	+94%
Adjusted EBITDA	$3.6	$3.5	$2.5	+44%
CapEx	$1.8	$1.7	$1.6	+10%

net2phone Take-Aways:

●	Subscription revenue increased by 10% year over year, reflecting the increase in seats served augmented by an increase in higher average revenue CCaaS seats.

●	In 1Q26, net2phone realized the first sales of its AI agent, and, at quarter’s end, launched its AI coaching agent, Coach.

●	net2phone generated substantial year-over-year increases in income from operations and Adjusted EBITDA in 1Q26. Despite accelerating its strategic investments in AI product development, net2phone was able to increase profitability as it continued to benefit from increased operating leverage as its business scales.

Traditional Communications

(in millions except gross profit margin)	1Q26	4Q25	1Q25	1Q26-1Q25 (% Δ)
Revenue
IDT Digital Payments	$107.1	$107.0	$105.1	+2%
BOSS Revolution	$47.0	$49.3	$56.8	(17)%
IDT Global	$59.6	$55.9	$52.4	+14%
Other	$5.8	$5.3	$6.2	(5)%
Total Revenue	$219.5	$217.4	$220.5	(0.5)%

Gross profit	$40.4	$41.0	$41.3	(2)%
Gross profit margin	18.4%	18.8%	18.8%	(40) bps
Technology & development	$5.5	$5.3	$5.5	(1)%
SG&A	$19.0	$19.9	$20.0	(5)%
Income from operations	$15.8	$15.4	$15.7	+1%
Adjusted EBITDA	$18.9	$17.8	$18.4	+2%
CapEx	$1.5	$1.4	$1.4	+13%

5

Traditional Communications Take-Aways:

●	IDT Digital Payments’ gross profit contribution continued to increase as customers migrate their purchasing experience from retail to higher margin digital channels. The Zendit B2B platform increased revenue by over 90% year-over-year with growth across its mobile top-up, prepaid gift card and e-sim verticals.

●	IDT’s ongoing efforts to reduce operational costs resulted in a 5% decrease in the segment’s SG&A expense, enabling the increases in segment-level income from operations and Adjusted EBITDA.

OTHER FINANCIAL RESULTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased 6% to $2.7 million in 1Q26 from $2.9 million in 1Q25.

As of October 31, 2025, IDT held $220.0 million in cash, cash equivalents, debt securities, and current equity investments, exclusive of restricted cash. Also as of October 31, 2025, current assets totaled $550.5 million and current liabilities totaled $305.4 million. IDT had no outstanding debt at the quarter end.

Net cash used in operating activities in 1Q26 was $10.1 million compared to net cash provided by operating activities of $164 thousand in 1Q25. Exclusive of changes in customer funds deposits at IDT’s Fintech segment, adjusted net cash used in operating activities* in 1Q26 was $20.7 million compared to $2.6 million used in 1Q25. The decline in cash is due entirely to working capital timing, as 1Q26 ended on a Friday, which is almost always the day of the week where cash levels are at their lowest, due to prepaid weekend funding requirements for IDT’s BOSS Money remittance business.

Capital expenditures increased to $5.8 million in 1Q26 from $5.3 million in 1Q25.

FY 2026 FINANCIAL OUTLOOK

As mentioned in last quarter’s (4Q25) earnings release, starting with 1Q26 IDT has revised its non-GAAP Adjusted EBITDA definition to exclude non-cash compensation expense. Prior period results have been adjusted to the new definition. The FY 2026 Reclassification table at the end of this release provides a reconciliation to the former Adjusted EBITDA measure.

IDT maintains its previous FY 2026 guidance (which had been given using the revised Adjusted EBITDA definitions) — expecting to generate Adjusted EBITDA within the range of $141-$145 million.

Reconciliations of Adjusted EBITDA to net income and income from operations for all periods presented are included in the Non-GAAP reconciliations provided at the end of this release.

DIVIDEND

The Board of Directors of IDT Corporation declared a quarterly cash dividend of $0.06 per share of IDT Common stock payable on December 23, 2025 to stockholders of record as of December 15, 2025.

6

IDT EARNINGS ANNOUNCEMENT INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the U.S.) or 1-973-528-0011 (international) and provide the following access code: 586702.

A replay of the conference call will be available approximately three hours after the call concludes through December 18, 2025. To access the call replay, dial 1-877-481-4010 (toll-free from the U.S.) or 1-919-882-2331 (international) and provide this replay passcode: 53127. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT) is a global provider of fintech and communications solutions through a portfolio of synergistic businesses: National Retail Solutions (NRS), through its point-of-sale (POS) platform, enables independent retailers to operate more effectively while providing advertisers and marketers with unprecedented reach into underserved consumer markets; BOSS Money facilitates innovative international remittances and fintech payments solutions; net2phone provides enterprises and organizations with intelligently integrated cloud communications and contact center services across channels and devices; IDT Digital Payments and the BOSS Revolution calling service make sharing prepaid products and services and speaking with friends and family around the world convenient and reliable; and, IDT Global and IDT Express enable communications services to provision and manage international voice and SMS messaging.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

7

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2025	July 31, 2025
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$189,272	$226,505
Restricted cash and cash equivalents	123,894	115,327
Debt securities	25,186	21,649
Equity investments	5,544	5,637
Trade accounts receivable, net of allowance for credit losses of $9,321 at October 31, 2025 and $9,097 at July 31, 2025	42,562	42,867
Settlement assets, net of reserve of $1,532 at October 31, 2025 and $1,367 at July 31, 2025	46,475	28,014
Disbursement prefunding	75,953	37,097
Prepaid expenses	12,439	14,505
Other current assets	29,203	28,702

Total current assets	550,528	520,303
Property, plant, and equipment, net	39,765	38,869
Goodwill	26,548	26,488
Other intangibles, net	4,739	5,056
Equity investments	4,650	6,658
Operating lease right-of-use assets	1,644	1,878
Deferred income tax assets, net	18,779	18,790
Other assets	8,259	8,161

Total assets	$654,912	$626,203

Liabilities, redeemable noncontrolling interest, and equity
Current liabilities:
Trade accounts payable	$14,582	$19,435
Accrued expenses	91,871	97,295
Deferred revenue	28,627	27,726
Customer funds deposits	124,932	114,708
Settlement liabilities	15,105	13,922
Other current liabilities	30,305	19,910

Total current liabilities	305,422	$292,996
Operating lease liabilities	904	1,103
Other liabilities	926	1,688

Total liabilities	307,252	295,787
Commitments and contingencies
Redeemable noncontrolling interest	11,643	11,459
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2025 and July 31, 2025	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 28,529 and 28,528 shares issued and 23,499 and 23,656 shares outstanding at October 31, 2025 and July 31, 2025, respectively	285	285
Additional paid-in capital	310,126	308,111
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 5,030 and 4,872 shares of Class B common stock at October 31, 2025 and July 31, 2025, respectively	(151,457)	(143,853)
Accumulated other comprehensive loss	(16,268)	(16,569)
Retained earnings	177,972	157,124

Total IDT Corporation stockholders’ equity	320,691	305,131
Noncontrolling interests	15,326	13,826

Total equity	336,017	318,957

Total liabilities, redeemable noncontrolling interest, and equity	$654,912	$626,203

8

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,
	2025	2024
	(in thousands, except per share data)
Revenues	$322,752	$309,566
Direct cost of revenues	204,573	201,939

Gross profit	118,179	107,627
Operating expenses (income):
Selling, general and administrative	74,007	71,051
Technology and development	13,631	12,759
Severance	204	177
Other operating income, net	(589)	—

Total operating expenses	87,253	83,987

Income from operations	30,926	23,640
Interest income, net	1,708	1,428
Other expense, net	(467)	(283)

Income before income taxes	32,167	24,785
Provision for income taxes	(8,071)	(6,302)

Net income	24,096	18,483
Net income attributable to noncontrolling interests	(1,734)	(1,234)

Net income attributable to IDT Corporation	$22,362	$17,249

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.89	$0.68

Diluted	$0.89	$0.68

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,183	25,204

Diluted	25,193	25,363

Stock-based compensation included in total operating expenses:	$2,015	$912

9

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2025	2024
	(in thousands)
Operating activities
Net income	$24,096	$18,483
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,305	5,241
Deferred income taxes	11	5,485
Provision for credit losses and reserve for settlement assets	929	1,002
Stock-based compensation	2,015	912
Other	1,449	692
Changes in assets and liabilities:
Trade accounts receivable	1,270	689
Settlement assets, disbursement prefunding, prepaid expenses, other current assets, and other assets	(56,417)	(21,269)
Trade accounts payable, accrued expenses, settlement liabilities, other current liabilities, and other liabilities	(350)	(12,771)
Customer funds deposits	10,608	2,810
Deferred revenue	944	(1,110)

Net cash (used in) provided by operating activities	(10,140)	164
Investing activities
Capital expenditures	(5,821)	(5,278)
Purchase of convertible preferred stock in equity method investment	—	(673)
Purchases of debt securities and equity investments	(16,061)	(12,669)
Proceeds from maturities and sales of debt securities and redemption of equity investments	12,684	9,878

Net cash used in investing activities	(9,198)	(8,742)
Financing activities
Dividends paid	(1,514)	(1,261)
Distributions to noncontrolling interests	(50)	—
Proceeds from borrowings under revolving credit facility	12,713	14,243
Repayment of borrowings under revolving credit facility	(12,713)	(14,243)
Repurchases of Class B common stock	(7,604)	(2,432)

Net cash used in financing activities	(9,168)	(3,693)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(160)	28

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(28,666)	(12,243)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	341,832	255,456

Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$313,166	$243,213

Supplemental Schedule of Non-Cash Financing Activities
Shares of the Company’s Class B common stock issued to an executive officer for bonus payment	$—	$1,824

10

FY 2026 Reclassification

Effective fiscal 1Q26, the Company revised its non-GAAP Adjusted EBITDA definition to exclude non-cash compensation expense. Prior period results were adjusted to the new definition.

The revision is intended to make IDT’s measure of Adjusted EBITDA more directly comparable to those reported by IDT’s peers while more closely reflecting consolidated and segment level operating cash flows.

The table below reconciles the revised measure of IDT’s non-GAAP Adjusted EBITDA to the measure previously provided for each quarter and full year FY 2024, FY 2025, and for 1Q26 and the trailing twelve months (TTM) ended October 1, 2025:

	1Q24	2Q24	3Q24	4Q24	FY 2024	1Q25	2Q25	3Q25	4Q25	FY 2025	1Q26	TTM
Current Measure
National Retail Solutions (NRS)	6.4	6.3	5.8	7.7	26.2	7.7	10.3	7.8	9.5	35.4	10.3	37.9
Fintech	-0.6	0.1	0.3	1.5	1.3	4.0	3.9	5.1	5.5	18.6	7.5	22.0
net2phone	1.5	1.8	2.1	2.5	7.9	2.5	2.9	3.2	3.5	12.1	3.6	13.2
Traditional Communications	18.5	18.9	16.7	17.6	71.7	18.4	20.6	19.6	17.8	76.4	18.9	76.8
Corporate	-2.7	-2.9	-2.2	-2.1	-9.9	-2.8	-2.8	-2.6	-2.5	-10.7	-2.4	-10.3
IDT Consolidated	23.0	24.2	22.7	27.2	97.1	30.0	34.9	33.1	33.8	131.7	37.9	139.6

Non-Cash Compensation
National Retail Solutions (NRS)	0.2	0.2	0.2	0.6	1.2	0.2	0.2	0.6	0.2	1.1	0.2	1.2
Fintech	0.1	0.1	0.1	0.0	0.3	0.0	0.1	0.1	0.0	0.2	0.3	0.5
net2phone	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Traditional Communications	0.4	2.0	1.8	1.3	5.4	0.6	0.3	0.3	0.2	1.4	1.1	1.9
Corporate	0.1	0.3	0.1	0.1	0.5	0.1	0.3	0.0	0.0	0.4	0.3	0.6
IDT Consolidated	0.8	2.5	2.1	2.0	7.4	0.9	0.9	0.9	0.4	3.1	2.0	4.2

Previous Measure
National Retail Solutions (NRS)	6.2	6.1	5.6	7.1	25.0	7.6	10.1	7.2	9.3	34.2	10.1	36.7
Fintech	-0.7	0.0	0.2	1.5	1.1	4.0	3.9	5.0	5.5	18.4	7.1	21.6
net2phone	1.4	1.8	2.1	2.5	7.9	2.5	2.9	3.2	3.5	12.1	3.6	13.1
Traditional Communications	18.1	17.0	14.9	16.3	66.3	17.8	20.2	19.3	17.6	75.0	17.7	74.9
Corporate	-2.8	-3.2	-2.3	-2.2	-10.4	-2.9	-3.1	-2.6	-2.5	-11.1	-2.7	-10.9
IDT Consolidated	22.3	21.8	20.6	25.2	89.7	29.1	34.0	32.2	33.4	128.7	35.8	135.5

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Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2026 and 2025

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed (a) Adjusted EBITDA for 1Q26, 4Q25, and 1Q25, among other quarters (b) non-GAAP earnings per diluted share (Non-GAAP EPS) for 1Q26 and 1Q25 (c) NRS’ ‘Rule of 40’ score for 1Q26 and (d) non-GAAP adjusted net cash provided by or used in operating activities for 1Q26 and 1Q25. These are non-GAAP financial measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. The following explains these terms and their respective reconciliations to the most directly comparable GAAP measures.

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA starts with net income from operations in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation, and other operating expenses, and deducts other operating income.

IDT’s measure of Non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares. IDT’s measure of non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expenses, and deducts other operating income. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2026 and fiscal 2025 periods.

Management believes that IDT’s Adjusted EBITDA and Non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and Non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allow for greater transparency of the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating income (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and Non-GAAP EPS. Other operating expense, net primarily includes legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ class action, legal settlements, and gains from the write-off of contingent consideration liabilities. From time-to-time, IDT may have gains or incur costs related to non-routine legal, tax, and other matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

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Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of Adjusted EBITDA and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. Stock-based compensation continues to be a significant expense for IDT and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

The ‘Rule of 40’ score is a metric used to evaluate the performance of SaaS providers. It postulates that a SaaS provider’s revenue growth rate plus its EBITDA margin should equal or exceed 40 percent. The ‘Rule of 40’ is typically used to assess a company’s balance between growth and profitability. A total of over 40 is thought to indicate a healthy combination of expansion and financial stability, making it a useful tool for management and investors to gauge the potential for long-term success and make informed decisions about resource allocation and business strategy.

NRS’ ‘Rule of 40’ score is computed by adding (a) the growth rate of NRS’ recurring revenue for the relevant period compared to the corresponding year ago period to (b) NRS’ Adjusted EBITDA margin for the twelve-month period through the end of the current period. NRS’ recurring revenue is calculated by subtracting NRS’ revenue from POS terminal sales from its total GAAP revenue. Adjusted EBITDA is a non-GAAP measure as discussed above. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by GAAP revenue for the relevant period.

IDT’s Non-GAAP adjusted measure of net cash provided by operating activities is calculated by excluding the impact of changes in customer deposits from net cash provided by operating activities. This measure provides a more meaningful measure of the cash generated by our core business operations, making it a more useful tool for management and investors to evaluate the cash generation of our business operations, and to compare IDT’s cash generation with companies that do not have, or have different levels of, customer deposits. Customer deposits are, by regulation, not available to fund IDT’s operating activities.

Following are reconciliations of Adjusted EBITDA and Non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, (i) income (loss) from operations for IDT’s reportable segments and (ii) net income for IDT on a consolidated basis, and (b) for Non-GAAP EPS, diluted earnings per share. Also following is NRS’ ‘Rule of 40’ score computation including the reconciliation of NRS’ Adjusted EBITDA to the most directly comparable GAAP measure, NRS’ income from operations, and IDT’s Non-GAAP adjusted measure of net cash provided by operating activities reconciled to GAAP net cash provided by operating activities.

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA for the three months ended 1Q26, 4Q25, and 1Q25

(unaudited) in millions. Figures may not foot or cross-foot due to rounding

	Total IDT Corporation	Traditional Comm.	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2025 (1Q26)
Net income attributable to IDT Corporation	$22.4
Adjustments:
Net income attributable to noncontrolling interests	1.7
Net income	24.1
Provision for income taxes	8.1
Income before income taxes	32.2
Interest income, net	(1.7)
Other expense, net	0.5
Income (loss) from operations	30.9	$15.8	$1.9	$8.9	$6.4	$(2.2)
Depreciation and amortization	5.3	1.8	1.6	1.1	0.7	-
Stock-based compensation	2.0	1.1	-	0.2	0.3	0.3
Other operating income, net	(0.6)	(0.1)	-	-	-	(0.5)
Severance expense	0.2	0.1	-	-	-	-
Adjusted EBITDA	$37.9	$18.7	$3.6	$10.3	$7.5	$(2.4)

	Total IDT Corporation	Traditional Comm.	net2phone	NRS	Fintech	Corporate
Three Months Ended July 31, 2025 (4Q25)
Net income attributable to IDT Corporation	$16.9
Adjustments:
Net income attributable to noncontrolling interests	0.6
Net income	17.5
Provision for income taxes	2.9
Income before income taxes	20.4
Interest income, net	(1.8)
Other expense, net	3.2
Income (loss) from operations	21.9	$15.4	$1.5	$5.8	$4.8	$(5.7)
Depreciation and amortization	5.3	1.8	1.6	1.1	0.7	-
Stock-based compensation	0.4	0.2	-	0.2	-	-
Other operating expense, net	5.9	0.2	0.2	2.4	-	3.1
Severance expense	0.3	0.1	0.1	-	-	-
Adjusted EBITDA	$33.8	$17.7	$3.5	$9.5	$5.5	$(2.5)

	Total IDT Corporation	Traditional Comm.	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2024 (1Q25)
Net income attributable to IDT Corporation	$17.2
Adjustments:
Net income attributable to noncontrolling interests	1.2
Net income	18.5
Provision for income taxes	6.3
Income before income taxes	24.8
Interest income, net	(1.4)
Other expense, net	0.3
Income (loss) from operations	23.6	$15.7	$1.0	$6.6	$3.2	$(2.9)
Depreciation and amortization	5.2	2.0	1.6	1.0	0.7	-
Stock-based compensation	0.9	0.6	-	0.2	-	-
Severance expense	0.2	0.2	-	-	-	-

Adjusted EBITDA	$30.0	$18.4	$2.5	$7.8	$4.0	$(2.9)

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IDT Corporation

Reconciliation of Earnings Per Share (EPS) to Non-GAAP EPS for 1Q26 and 1Q25

(unaudited) in millions, except per share data. Figures may not foot due to rounding

	1Q26	1Q25

Net income attributable to IDT Corporation	$22.4	$17.2
Adjustments (add) subtract:

Stock-based compensation	(2.0)	(0.9)
Severance expense	(0.2)	(0.2)
Other operating income, net	0.6	-
Total adjustments	(1.6)	(1.1)
Income tax effect of total adjustments	(0.4)	(0.2)
	(1.2)	(0.9)
Non-GAAP net income	$23.6	$18.1

Earnings per share:
Basic	$0.89	$0.68
Total adjustments	0.05	0.04
Non-GAAP - basic	$0.94	$0.72

Weighted-average number of shares used in calculation of basic earnings per share	25.2	25.2

Diluted	$0.89	$0.68
Total adjustments	0.05	0.03
Non-GAAP - diluted	$0.94	$0.71

Weighted-average number of shares used in calculation of diluted earnings per share	25.2	25.4

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IDT Corporation

NRS’ ‘Rule of 40’ Score

For 1Q26

(unaudited) in millions. Figures may not foot due to rounding to millions

	1Q26	4Q25	3Q25	2Q25	Trailing Twelve Months (TTM) 1Q26

Reconciliation of NRS’ Income from Operations to Adjusted EBITDA

Income from operations	$8.9	$5.8	$6.2	$9.1	$30.0
Depreciation and amortization	1.1	1.1	1.0	1.0	4.2
Stock-based compensation	0.2	0.2	0.6	0.2	1.2
Other operating expense, net	-	2.4	-	-	2.4
Adjusted EBITDA	$10.3	$9.5	$7.8	$10.3	$37.9

	1Q26	1Q25

NRS’ ‘Rule of 40’ Score

NRS recurring revenue	$35.3	$28.9
NRS other revenue	1.8	1.4
NRS total revenue	$37.1	$30.4

NRS recurring revenue growth rate	22%

NRS TTM Adjusted EBITDA from above	$37.9
NRS TTM total revenue	135.5
NRS TTM Adjusted EBITDA margin	28%

Rule of 40	50%

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IDT Corporation

Adjusted net cash provided by operating activities for 1Q26 and 1Q25

(unaudited) in millions. Figures may not foot due to rounding to millions

(in millions) Three months ended October 31	Q126	Q125
Net cash provided by operating activities (GAAP)	$(10.1)	$0.2
Changes in customer deposits	10.6	2.8
Adjusted net cash provided by operating activities (non-GAAP)	$(22.7)	$(2.6)

Explanation of Key Performance Metrics

net2phone’s subscription revenue is calculated by subtracting net2phone’s equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil from its revenue in accordance with GAAP. net2phone’s cloud communications and contact center offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues and are strong indications of the top-line growth and performance of the business.

NRS’ Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue as defined in the Reconciliation of Non-GAAP Financial Measures by the average number of active POS terminals during the period. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Recurring revenue and Monthly Average Recurring Revenue per Terminal are useful for comparisons of NRS’ revenue and revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money transactions are a nonfinancial metric that measures customer usage during a reporting period. BOSS Money’s digital send volume is the aggregate amount of principal remitted by BOSS Money’s digital customers – those using the BOSS Money and BOSS Revolutions apps to originate remittances. Digital send volume is a key metric for evaluating the operational performance of the digital channel of the remittance business, and for comparing the performance of BOSS Money’s digital channel to competitors in the remittance business as well as to performance to other temporal periods.

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